EXHIBIT 8.1

Triterras, Inc

List of Subsidiaries

This list reflects our list of subsidiaries as of February 28, 2021.

Name	Jurisdiction of Incorporation	Percentage of Ownership Interests
Triterras Fintech Pte. Ltd.	Singapore	100